Exhibit 99.1

Ernexa Therapeutics Announces Pricing of $10.5 Million Public Offering

CAMBRIDGE, Mass., February 6, 2026 (GLOBE NEWSWIRE) — Ernexa Therapeutics Inc. (Nasdaq: ERNA) (“Ernexa” or the “Company”), an industry innovator developing novel cell therapies for the treatment of advanced cancer and autoimmune disease, today announced the pricing of a best-efforts registered public offering of 21,000,000 shares of its common stock (or common stock equivalents in lieu thereof) and warrants to purchase up to 21,000,000 shares of common stock, at a combined public offering price of $0.50 per share (or per common stock equivalent in lieu thereof) and accompanying warrant.

The warrants will have an exercise price of $0.68 per share, will be exercisable upon issuance, and will expire on the earlier to occur of (i) the five-year anniversary of the initial issuance date, or (ii) the 180th calendar day following the public release by the Company of clinical trial data from the first cohort of the Phase 1 study of ERNA-101. The closing of the offering is expected to occur on or about February 10, 2026, subject to the satisfaction of customary closing conditions.

Brookline Capital Markets, a division of Arcadia Securities, LLC is acting as the exclusive placement agent for the offering.

Ernexa intends to use the net proceeds from the offering to support the advancement of its development programs, working capital, and general corporate purposes.

The aggregate gross proceeds to the Company from the offering are expected to be approximately $10.5 million, before deducting placement agent fees and other offering expenses payable by the Company. The potential additional gross proceeds to the Company from the exercise of the warrants, if fully exercised on a cash basis, would be approximately $14.3 million. No assurance can be given that any warrants will be exercised.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-293150), as amended, which was declared effective by the Securities and Exchange Commission (the “SEC”) on February 5, 2026. The offering is being made only by means of a prospectus forming part of the effective registration statement relating to the offering. A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov and a final prospectus relating to the offering will be filed with the SEC. Electronic copies of the final prospectus, when available, may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained, when available, by contacting Brookline Capital Markets, a division of Arcadia Securities, LLC at 600 Lexington Avenue, 30th Floor, New York, New York 10022, by phone at (646) 603-6716.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Ernexa Therapeutics

Ernexa Therapeutics (NASDAQ: ERNA) is developing innovative cell therapies for the treatment of advanced cancer and autoimmune diseases. Ernexa’s core technology focuses on engineering induced pluripotent stem cells (iPSCs) and transforming them into induced mesenchymal stem cells (iMSCs). Ernexa’s allogeneic synthetic iMSCs provide a scalable, off-the-shelf treatment solution, without needing patient-specific cell harvesting.

ERNA-101 is the Company’s lead cell therapy product, designed to activate and regulate the immune system’s response to recognize and attack cancer cells. ERNA-201 is a cell therapy product designed to target inflammation and treat autoimmune disease. The Company’s initial focus is to develop ERNA-101 for the treatment of ovarian cancer.

For more information, visit www.ernexatx.com.

Media Contact

Sharon Golubchik

RAYNZ

sharon@raynzhealth.com

Investor Contact

Jenene Thomas

JTC Team, LLC

(908) 824-0775

ENRA@jtcir.com

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